                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

/ / Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1. Name and Address of Reporting Person

   Reihl       Keith         E.
   (Last)     (First)     (Middle)

   c/o Maxcor Financial Group Inc.
   Two World Trade Center, 84th Floor
   (Street)

   New York              New York    10048
   (City)                (State)     (Zip)

2. Issuer Name and Ticker or Trading Symbol

   Maxcor Financial Group Inc.
   (Common Stock: "MAXF")

3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


4. Statement for Month/Year

   01/99

5. If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   /X/ Director                            / / 10% Owner
   /X/ Officer (give title below)          / / Other (specify below)

   Chief Financial Officer

7. Individual or Joint/Group Reporting (Check Applicable Line)
   /X/ Form filed by One Reporting Person
   / / Form filed by More than One Reporting Person

                         Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

                                                                                   5. Amount
                                                                                      of Secu-
                                                                                      rities
                                                    4. Securities Acquired (A)        Bene-     6. Ownership
                         2. Trans-   3. Trans-         or Disposed of (D)             ficially     Form:
                            action      action         (Instr. 3, 4 and 5)            Owned        Direct      7. Nature of
                            Date        Code        -----------------------------     at End       (D) or         Indirect
                            (Month/     (Instr. 8)                (A)                 of Month     Indirect       Beneficial
1. Title of Security        Day/     -------------     Amount     or     Price        (Instr.      (I)            Ownership
   (Instr. 3)               Year)     Code     V                  (D)                 3 and 4)     (Instr. 4)     (Instr. 4)
------------------------ ----------  ------  -----  ------------  ---  ----------  -----------  -------------  ---------------
a. Common Stock,
      par value $.001     1/04/99      P                 7,000     A   $1.50         190,780          D

                            Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                      (e.g., puts, calls, warrants, options, convertible securities)

                                          2. Conver-                              5. Number of Deriv-         6. Date Exercisable
                                             sion or   3. Trans-                     ative Securities            and Expiration Date
                                             Exercise     action   4. Transac-       Acquired (A) or             (Month/Day/Year)
                                             Price of     Date        tion Code      Disposed of (D)          ----------------------
                                             Deriv-       (Month/     (Instr. 8)     (Instr. 3, 4, and 5)     Date
1. Title of Derivative Security              ative        Day/     -------------  --------------------------  Exercis-    Expiration
   (Instr. 3)                                Security     Year)     Code     V        (A)           (D)       able        Date
----------------------------------------  -----------  ----------  ------  -----  ------------  ------------  ----------  ----------



                                                                                      9. Number of   10. Ownership
                                                                                         Derivative      Form of
                                                                                         Securities      Derivative
                             7. Title and Amount of Underlying                           Benefi-         Security:
                                Securities (Instr. 3 and 4)                              cially          Direct      11. Nature of
                             ----------------------------------------  8. Price of       Owned at        (D) or          Indirect
                                                           Amount or      Derivative     End of          Indirect        Beneficial
1. Title of Derivative                  Title              Number of      Security       Month           (I)             Ownership
   Security (Instr. 3)                                      Shares        (Instr. 5)     (Instr. 4)      (Instr. 4)      (Instr. 4)
---------------------------  ---------------------------  -----------  -------------  -------------  --------------  ---------------




Explanation of Responses:




/s/ Keith E. Reihl                         February 8, 1999
---------------------------------------    --------------------------
**Signature of Reporting Person                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).